Exhibit 10.1

Embrex, Inc.

Short-Term Incentive Plan

1. Purpose. This Short-Term Incentive Plan (this “Plan or “STIP”) was established by Embrex, Inc. (the “Company”) to enable the Company to continue to attract, retain, and motivate employees by providing Participants significant incentive compensation for meeting and exceeding the Company’s Adjusted EPS Growth Rate and other financial performance targets. Basing a portion of each eligible Employee’s potential incentive pay on the overall performance of the Company as measured by the Company’s Adjusted EPS Growth Rate allows the Company to better align the interests of the Company’s employees with those of the Company’s shareholders, furthers the overall strategic objectives of the Company, and adds additional economic value to the Company and its shareholders.

2. Effective Date. The initial effective date of the Plan shall be July 20, 2006. Although the performance criteria may change or be adjusted from year to year, the Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until such time as the Plan is amended or terminated in writing by the Company’s Board of Directors as provided in Section 11 or the occurrence of a Change in Control as provided in Section 8.

3. Definitions. The following terms shall have the meanings ascribed to such terms in this Section unless the context clearly requires otherwise:

“Adjusted Earnings” for a given Plan Year shall be equal to the reported Net Income for the Plan Year, except in extraordinary circumstances as determined by the Plan Administrator, in the Plan Administrator’s sole discretion. For purposes of computing Adjusted Earnings for the 2006 Plan Year only, the following items shall be added to Net Income:

(1) all after-tax severance-related expense recognized in earnings in the applicable calendar year in connection with major corporate restructurings; and

(2) all after-tax stock-based compensation expense recognized in 2006 earnings in excess of all such expense recognized in 2005 earnings.

“Adjusted EPS” for a given Plan Year shall be computed by the Plan Administrator, in the Plan Administrator’s sole discretion, by dividing Adjusted Earnings for said Plan Year by the number in the denominator of the fraction used for calculating said Plan Year’s Diluted EPS as computed in accordance with generally accepted accounting principles.

“Adjusted EPS Growth Rate” shall be computed by the Plan Administrator, in the Plan Administrator’s sole discretion, as follows: (Adjusted EPS for the applicable Plan Year divided by the Adjusted EPS for the immediately preceding Plan Year) minus 1.

“Award” and “Awards” shall mean any of the payments that may be paid to Participants pursuant to this Plan.

“Board” shall mean the Board of Directors of the Company.

“Cause” for purposes of this Plan shall mean (i) the willful and continued failure by a Participant to perform substantially his or her duties with the Company (other than any such failure resulting from Participant’s disability) for a significant period of time, or (ii) the willful engaging by a Participant in gross misconduct materially and demonstrably injurious to the Company.

“Change in Control” shall have the meaning set forth in Section 8 hereof.

“Company” shall mean Embrex, Inc., a North Carolina corporation, and its wholly owned subsidiaries.

“Company-Level Multiplier” shall have the meaning set forth in Section 6(a) hereof.

“Executive Award Pool” shall have the meaning set forth in Section 6(b)(1) hereof.

“Executive Participant” shall mean the current or former President or any current or former Vice President of the Company who is eligible to participate in this Plan.

“Net Income” for a given Plan Year shall mean the Company’s net income for that particular Plan Year as computed in accordance with generally accepted accounting principles and reported in the Company’s financial statements for the applicable Plan Year.

“Non-Executive Award Pool” shall have the meaning set forth in Section 6(c)(1) hereof.

“Non-Executive Participant” shall mean any current or former employee of the Company who is eligible to participate in this Plan and who is not deemed to be an Executive Participant.

“Notice Letter” shall mean a letter issued to a Participant by the Company under the direction of the Board setting forth the Participant’s Target Award Percentage. Notice Letters shall only be issued to those Participants for whom the Board has established a Target Award Percentage other than five percent (5%).

“Participant” shall mean any Executive Participant or Non-Executive Participant.

“Plan” shall mean this Short-Term Incentive Plan.

“Plan Administrator” shall mean the Board of Directors of the Company or the Board’s duly appointed delegate for such purposes.

“Plan Year” shall mean a calendar year consisting of the 12-month period beginning each January 1st and ending each December 31st.

“Preliminary Award” shall have the meaning set forth in Section 6(a) hereof.

“STIP” shall mean this Short-Term Incentive Plan.

“Target Award” for a given Participant shall mean the sum of all the Participant’s actual base pay or wages paid by the Company to the Participant for an applicable Plan Year multiplied by the Participant’s individual Target Award Percentage. For such purposes, the term “base pay” shall not include any other incentive plan payments, bonuses, commissions, or other similar amounts and shall be determined based on amounts of base pay actually paid during the applicable calendar year. In the event a Participant has not worked the entire Plan Year, base pay shall be calculated based on the amount actually paid during the Plan Year and not the Participant’s annualized base pay.

“Target Award Percentage” for a given Participant shall mean five percent (5%) unless otherwise established by approval of the Board and communicated to the applicable Participant in a Notice Letter.

4. Eligibility/Plan Entry. Each executive officer (i.e., the President and Vice Presidents) of the Company hired on or before the first business day in October of the applicable Plan Year shall automatically be considered an Executive Participant eligible to participate in the Plan. In addition, the Board (or the Board’s delegate for purposes of determining Plan eligibility for Non-Executive Participants) may, in the Board’s (or its delegate’s) complete and sole discretion, designate any other employee hired on or before the first business day in October of a Plan Year to participate in the Plan for said Plan Year.

5. Administration of the Plan. The Plan shall be administered by the Board or the Board’s duly appointed delegate. On an annual basis, the Board (or its delegate) shall designate the Non-Executive Participants eligible to participate and determine the applicable Adjusted EPS Growth Rate, Company-Level Multiplier, individual Participants’ Target Award Percentages and such other Company performance criteria necessary to provide for incentive compensation under the Plan. The Board shall also review and approve any proposed amendments to the Plan as the Board, in the Board’s sole discretion, deems necessary and appropriate from time to time. The Board shall have sole discretion to administer, construe, and interpret the terms of the Plan, resolve disputes arising in the operation of the Plan, and to establish such rules as it deems necessary for handling special situations or circumstances which develop in the administration of the Plan. Notwithstanding any other provisions of this Plan to the contrary, the Board shall have authority, in the Board’s sole discretion, to provide for payment of prorated Awards under the Plan to Participants (or Participants’ beneficiaries) following a Participant’s involuntary separation from service with the Company other than for Cause and in cases of separation from service due to a Participant’s retirement, death, or disability. The Board shall make any and all factual and legal determinations in connection with the administration and interpretation of the Plan. The Board’s decisions will be final and binding on all parties, including the Company, the respective Participants, their beneficiaries or heirs, other employees, and Company shareholders.

6. Computation and Allocation of Awards.

(a) Preliminary Awards. A Participant’s preliminary award (the “Preliminary Award”) for a given Plan Year shall be computed by multiplying the Participant’s Target Award established for said Plan Year by the company-level multiplier (the “Company-Level Multiplier”) corresponding to the Company’s Adjusted EPS Growth Rate as established and communicated by the Board (or its delegate) for a given Plan Year. (See attached Exhibit A, as amended from time to time, for applicable Plan Year Company-Level Multiplier.)

(b) Executive Award Pool.

(1) Computation. The executive award pool (“Executive Award Pool”) shall equal the sum of the Preliminary Awards for all Executive Participants.

(2) Allocation. After reviewing the annual performance appraisals of each Executive Participant, the Board, in the Board’s sole discretion, shall have the authority to make a discretionary adjustment increasing or decreasing each Executive’s Preliminary Award under the Plan in allocating the entire Executive Award Pool among the Executive Participants. Final allocations of the Executive Award Pool shall be paid to each Executive Participant, to the extent eligible to receive an allocation, in a lump sum cash payment as soon as administratively practicable following the Board’s review and computation of the Executive Award Pool but in no event shall such Awards be paid later than two and one-half (2 1/2) months following the end of the applicable Plan Year.

(c) Non-Executive Award Pool.

(1) Computation. The non-executive award pool (“Non-Executive Award Pool”) shall equal the sum of the Preliminary Awards for all Non-Executive Participants.

(2) Allocation. After reviewing the annual performance appraisals of each Non-Executive Participant, the President of the Company, in the President’s sole discretion, shall have the authority to make individual discretionary adjustments increasing or decreasing each Non-Executive Participant’s Preliminary Award under the Plan in allocating the entire Non-Executive Award Pool among Non-Executive Participants. Final allocations of the Non-Executive Award Pool shall be paid to each Non-Executive Participant, if determined to be eligible for such an allocation, in a lump sum cash payment as soon as administratively practicable following the President’s review and computation of the Non-Executive Award Pool for the applicable Plan Year but in no event shall such Awards be paid later than two and one-half (2 1/2) months following the end of the applicable Plan Year.

(d) Administrative Discretion. In making decisions regarding employees’ participation in the Plan and/or allocation of Awards under the Plan, the Board (or the President for purposes of allocating the entire Non-Executive Award Pool among Non-Executive Participants) may consider any factors the Board (or President, as applicable) deems relevant.

(e) Withholding Taxes. Payments made under this Plan shall be subject to all withholdings required at the time of such allocations under any income tax or other laws, whether of the United States or any state, municipality or other taxing authority.

7. Termination of Employment; Forfeiture of Unpaid Awards. Awards shall not be considered earned under this Plan unless and until paid. A Participant must remain employed with the Company through the end of the Plan Year for which a particular Award is to be paid in order to be eligible to receive an Award for that Plan Year. Notwithstanding the foregoing, the Board, in the Board’s sole discretion, may provide for prorated payment of Awards for a given Plan Year to any Participant whose employment is terminated during the applicable Plan Year: (i) due to the Participant’s retirement, death, or disability; (ii) involuntarily by the Company without Cause; or (iii) due to other special circumstances. If a Participant who was continuously employed by the Company through the end of a particular Plan Year resigns or otherwise voluntarily terminates his or her employment with the Company or if the Company terminates the Participant’s employment for Cause at any time following the close of the Plan Year through the time Awards for such Plan Year are actually paid, the Participant shall forfeit all of his or her rights, title and interest in and to any Awards under the Plan for the given Plan Year and the Company shall have no obligation thereafter to pay any Award to such Participant.

8. Change in Control. In the event of a “Change in Control” of the Company, as such term is then defined in the Company’s most recently executed Change in Control Severance Agreement with any of its officers, the current Plan Year shall end on the date of said Change in Control and the Company-Level Multiplier to be applied for the portion of such Plan Year that elapsed up through the date of the Change in Control shall be prorated in a corresponding fashion and Awards under the Plan shall be paid to Participants on a pro rata basis in accordance with the terms of this Plan subject to the Board’s general discretion under Sections 5 and 6 hereof.

9. Participant Access to Company’s Financial Information. Participation in the Plan by a Participant does not entitle him or her to any greater access to the Company’s financial records and related information than the Participant had prior to participating in the Plan.

10. Dispute Resolution. This Section 10 sets forth the exclusive procedure to be followed by all Participants in resolving disputes involving Awards or potential Awards under this Plan. All disputes relative to a given Plan Year must be presented to the Board within thirty (30) days following the payment date of the Award for that Plan Year or the Participant’s right to dispute such a payment will be irrevocably waived. Any Participant with a concern or potential dispute with respect to an Award under the Plan shall be given an opportunity to present his or her concerns regarding the disputed Award to the Board. A decision will be rendered by the Board within ten (10) business days of the meeting. The Chair of the Board will be responsible for preparing a written version of the decision to be communicated to the Participant. The decision by the Board regarding the matter shall be final and binding on all Plan Participants.

11. Amendment or Termination of this Plan. Upon notice to the affected Participants, the Board shall have the right to amend or terminate this Plan at any time. Awards under this Plan are not earned or vested unless and until paid to Participants. Amendments may be applied retroactively to the beginning of the then current Plan Year, but shall not affect Awards related to Plan Years that were completed prior to the time of amendment.

12. Miscellaneous.

(a) Nothing contained in this Plan guarantees the continued employment of a Participant with the Company and in no way constitutes a contract of employment. The Plan shall not change the status of any Participant’s employment or the Company’s policies regarding termination of employment. The employment of those Participants who are employees is, and shall continue to be, at-will employment unless such employment is otherwise subject to the terms and conditions set forth in a Participant’s individual employment agreement.

(b) No Award hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such Award shall be subject to legal process or attachment for the payment of any claims against any Participant entitled to receive the same.

(c) The provisions of the Plan shall be construed according to the laws of the State of North Carolina.